Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan, the PotlatchDeltic Corporation 2014 Long-Term Stock Incentive Plan, the PotlatchDeltic Corporation 2005 Stock Incentive Plan, the PotlatchDeltic Corporation Amended and Restated Deferred Compensation Plan for Directors II and the PotlatchDeltic Corporation Amended and Restated Management Deferred Compensation Plan of our report dated February 21, 2025, except for Notes 2 and 3, as to which the date is November 21, 2025, with respect to the consolidated financial statements of Rayonier Inc. for the year ended December 31, 2024, included in its Current Report on Form 8-K dated November 21, 2025, and our report dated February 21, 2025, with respect to the effectiveness of internal control over financial reporting of Rayonier Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

February 2, 2026